Exhibit 99.1

Conference call:	Today, Friday, April 28, 2006 at 11:00 a.m. EDT
Webcast / Replay URL:	www.ballantyne-omaha.com/investor_relations/ or www.fulldisclosure.com

Dial-in number:

800-741-0104

The replay will be available on the Internet for 90 days.

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

BALLANTYNE OF OMAHA REPORTS FIRST QUARTER EPS OF $0.07

ON REVENUE OF $12.4 MILLION

OMAHA, Nebraska (April 28, 2006) Ballantyne of Omaha, Inc. (Amex: BTN), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results for the first quarter (Q1) ended March 31, 2006.

2006 First Quarter Results

Net revenues in Q1 2006 were $12.4 million, a 1% decline from net revenue of $12.5 million in the year-ago first quarter, reflecting lower demand for theatre equipment partially due to the changing industry environment where theatre owners evaluate their capital expenditures plans relative to the purchase of new or used film projectors or digital equipment. Gross profit in Q1 2006 was $3.3 million, or 26.8% of net revenues, nearly matching Q1 2005 gross profit of $3.4 million, or 27.1% of net revenues. Total Q1 2006 selling and administrative expenses rose 8.8% to $2.1 million reflecting a 14.7% increase in administrative expense that more than offset a small decline in selling expense. The $175,000 year-over-year rise in administrative expense was primarily due to employee severance costs incurred as a result of planned work force reductions as well as for legal expenses to settle a lawsuit, Sarbanes-Oxley compliance costs and compensation costs partially offset by lower bonus expense. Reflecting these items, net income in Q1 2006 amounted to $915,000, or $0.07 per diluted share, compared to net income of $942,000, or $0.07 per diluted share, in Q1 2005. Per share results for the first quarters of 2006 and 2005 are based on a weighted average number of diluted shares outstanding of 13,947,291 and 13,840,719, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Ballantyne turned in a solid performance in the first quarter in the face of industry changes as theater owners anticipate the transition to digital cinema. Sales of lighting equipment rose from last year’s first quarter, but a 3% decline in theater product sales offset the gains and resulted in the slight reduction in revenue compared to last year. The Company’s strong cash flow in the first quarter further strengthened our balance sheet, and Ballantyne ended the quarter with negligible long-term debt and over $22 million of cash and cash equivalents.

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“Our announcement today that we have entered into a letter of intent to acquire National Cinema Service Corp. (NCSC) represents an important strategic and financial development for Ballantyne. NCSC creates an immediate platform for Ballantyne to offer film and digital projector maintenance, repair, equipment installations, site surveys and other theatre services. In addition, while the acquisition of NCSC is expected to be modestly accretive to Ballantyne’s earnings upon closing, longer-term we believe there will be significant growth opportunities as we market NCSC’s industry-leading service capabilities through our industry relationships.”

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture equipment including digital cinema and in-theater advertising products. The Company also supplies specialty projection equipment utilized by major theater chains and location-based entertainment providers and manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

CONTACT:
Brad French	Joseph Jaffoni, David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2006	2005

Net revenues	$12,433,338	$12,511,869
Cost of revenues	9,102,371	9,117,278
Gross profit	3,330,967	3,394,591

Selling & administrative expenses:
Selling	734,523	739,412
Administrative	1,369,684	1,194,412
Total selling & administrative exp.	2,104,207	1,933,824

Income from operations	1,226,760	1,460,767

Other income (expense), net	18,880	(29,519)

Income before interest and taxes	1,245,640	1,431,248

Net interest income	158,163	63,496

Income before income taxes	1,403,803	1,494,744

Income tax expense	(489,055)	(552,830)
Net income	$914,748	$941,914

Earnings per share

Basic	$0.07	$0.07
Diluted	$0.07	$0.07

Weighted average shares outstanding:
Basic	13,440,500	13,050,733
Diluted	13,947,291	13,840,719

-tables follow-

Selected Balance Sheet Items:

	March 31, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$22,049,763	$19,628,348
Accounts receivable, net	6,587,272	7,821,085
Inventories, net	11,209,687	9,942,065
Current portion of long-term debt	28,239	27,761
Long-term debt	7,367	14,609
Accounts payable and accrued expenses	7,277,042	6,675,923
Total stockholders’ equity	$41,317,923	$39,997,505

Selected Cash Flow Statement Items:

	Quarter Ended March 31,
	2006	2005
	(Unaudited)
Net income	$914,748	$941,914
Depreciation and amortization	279,934	291,471
Net cash provided by operating activities	2,173,008	1,952,153
Capital expenditures	(118,776)	(83,020)
Net cash used in investing activities	(118,776)	(83,020)
Net cash provided by financing activities	367,183	218,304
Net increase in cash & cash equivalents	2,421,415	2,087,437
Cash & cash equivalents at beginning of period	19,628,348	14,031,984
Cash & cash equivalents at end of period	$22,049,763	$16,119,421

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